UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2004

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-6920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2004, Applied Materials, Inc. (“Applied”) entered into a Binding Memorandum of Understanding (the “MOU”) with Novellus Systems, Inc. (“Novellus”). The MOU effects a full settlement of lawsuits for patent infringement pending in the United States District Court for the Northern District of California, Case Nos. C-97-20523-RMW and C-97-20551-RMW, without either party admitting any liability. The MOU provides for Applied to pay $8 million to Novellus by September 24, 2004, and to waive approximately $3.5 million that Applied claimed was owed under a 1997 settlement agreement between the parties. In addition, patent licenses previously granted by each of Novellus and Applied in the prior settlement agreement become fully paid up, as well as revocable only in limited circumstances.

The MOU contains additional covenants and restrictions, which in general establish a structure that is expected to help avoid patent infringement lawsuits in the future. The MOU limits the ability of each party (including subsidiaries and permitted successors and assigns) to sue the other, and the other’s customers and (with some exceptions) suppliers and distributors, for infringement of any of the parties’ respective patents covering products in technology areas in which both parties engaged in business as of September 3, 2004 (the “effective date”), as follows: (i) for a period of five years from the effective date of the MOU as to existing products, and (ii) for a period of two years from the effective date (with the possibility to extend for an additional year) as to new products introduced after the effective date (the “covenants not to sue”). The following technology areas are expressly covered by the covenants not to sue: integrated anneal, CVD (chemical vapor deposition), PVD (physical vapor deposition), PECVD (plasma-enhanced chemical vapor deposition), HDP-PECVD (high density plasma-enhanced chemical vapor deposition, ALD (atomic layer deposition), ECD (electrochemical deposition) and, with some exceptions, CMP (chemical mechanical polishing). Technology areas in which neither party or only one party engaged in business as of the effective date are specifically excluded from the covenants not to sue (the “excluded product areas”), including stand-alone wet-clean, ion implant, flat panel display processes and production equipment, stand-alone metrology and optical or e-beam inspection of wafers or masks, mask writing, photoresist strip, etch, epitaxial deposition, and RTP (rapid thermal processing).

The parties further agreed to notice and cure periods prior to filing suit on products subject to a covenant not to sue that has expired. No damages for infringement will accrue during the covenant not to sue and cure periods. The MOU permits each party to continue to provide support (including certain replacement parts and consumables) to customers for products (other than those in excluded product areas) sold during any covenant not to sue or cure period. The MOU contains other conditions pertaining to, and requiring binding arbitration of, claims regarding certain consumables and replacement parts (other than those in excluded product areas). The MOU does not confer any rights or benefits upon any person or entity not a party to the MOU.

The MOU contains a general release of all claims arising prior to the effective date that either Applied or Novellus may have had against the other and the other’s customers and (with some exceptions) suppliers and distributors, relating to infringement of the party’s patents by any of the other party’s products (other than those in excluded product areas). Trial on the liability portion of Novellus’ lawsuit had been scheduled to begin on September 20, 2004. For additional information regarding the history of these lawsuits, please refer to the “Legal Proceedings” section of Applied’s most recent reports on Forms 10-Q and 10-K.

General

The MOU is attached hereto as Exhibit 10.38 and is incorporated herein by this reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the MOU. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Forward-looking statements

This report contains certain forward-looking statements, including statements relating to the avoidance of future patent infringement lawsuits and other effects of the MOU. These forward-looking statements can be identified by use of such words as “expect,” are based on management’s assessments as of the date hereof, and include the assumptions that underlie such assessments. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks include changes in each party’s competitive position, changes in the semiconductor equipment industry, as well as other risks described in the “Trends, Risks and Uncertainties” section of Applied’s SEC reports. Applied undertakes no obligation to update any forward-looking statements in this Form 8-K.

Item 7.01 Regulation FD Disclosure.

On September 24, 2004, Applied issued a press release, the text of which is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.38	Binding Memorandum of Understanding between Applied Materials, Inc. and Novellus Systems, Inc. dated September 20, 2004. (Confidential treatment has been requested for redacted portions of the agreement.)

99.1	Press Release issued by Applied Materials, Inc. dated September 24, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: September 24, 2004	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Group Vice President Legal Affairs and Intellectual Property and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.38	Binding Memorandum of Understanding between Applied Materials, Inc. and Novellus Systems, Inc. dated September 20, 2004. (Confidential treatment has been requested for redacted portions of the agreement.)

99.1	Press Release issued by Applied Materials, Inc. dated September 24, 2004.